EXHIBIT 5.1

(713)  758-2222                                                   (713) 758-2346
                                January 30, 1997

NGC Corporation
13430 Northwest Freeway, Suite 1200
Houston, Texas 77040-6095

Ladies and Gentlemen:

        We have acted as counsel to NGC Corporation, a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement"), relating to the proposed offer and sale by the Company of up to an aggregate of 7,700,000 shares of the Company's common stock, $.01 par value (the "Shares"), pursuant to the NGC Corporation Amended and Restated 1991 Stock Option Plan (the "Plan"). In such capacity, we are passing on certain legal matters in connection with the registration of the sale of the Shares. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

        In connection with rendering this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Company.

        Based upon the foregoing examination and review, we are of the opinion that the Shares have been duly authorized for issuance and, when the Registration Statement has been declared effective and the Shares are issued and paid for in accordance with the provisions of the respective Plan, such Shares will be validly issued, fully paid and non-assessable.

        [The foregoing opinion is limited to the laws of the United States of America and the State of Texas and to the General Corporation Law of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.]

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,

                                               VINSON & ELKINS L.L.P.